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EXHIBIT 10.9


                       DAIRY MART CONVENIENCE STORES, INC.
                     CHANGE OF CONTROL SEVERANCE PLAN - 2001


                  WHEREAS, the Board of Directors (the "Board") of Dairy Mart Convenience Stores, Inc. (the "Company") recognizes that the possibility of a Change of Control (as hereinafter defined) exists and that the possibility, or the occurrence, of a Change of Control can result in significant distraction of its personnel because of the uncertainties inherent in such a situation;

                  WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its creditors and stockholders to retain the services of certain employees in the event of a possibility, or occurrence, of a Change of Control and to ensure the Participants' (as hereinafter defined) continued dedication and efforts in such event without undue concern for the Participants' personal financial and employment security;

                  WHEREAS, in order to induce the Participants to remain in the employ of the Company or any Employer (as hereinafter defined), particularly in the event of a possibility, or the occurrence, of a Change of Control, the Company desires to establish this Change of Control Severance Plan - 2001 (the "Plan") to provide the Participants with certain benefits in the event of certain terminations of their employment within one year following a Change of Control;

                  NOW, THEREFORE, the Company does hereby establish the Plan in accordance with the following terms:

                  1. Term of Plan. This Plan shall become effective on the Effective Date and shall remain in effect until the first anniversary of a Change of Control; provided, however, that in the event that a Change of Control does not occur prior to September 1, 2002, then this Plan shall not become effective; provided, further, that in the event that a Change of Control does occur prior to September 1, 2002, the Company shall in all events remain liable to provide any amounts or benefits to which a Participant became entitled hereunder prior to the first anniversary of such Change of Control.

                  2. Employees Covered. This Plan shall apply to the Employees employed by any Employer on the day immediately preceding the Effective Date (the "Participants").

                  3. Definitions. For purposes of this Plan, the following definitions shall apply:


                  "Base Salary" shall mean a Participant's annual base salary on the Effective Date. The annual base salary for full-time hourly-paid Participants shall be their hourly base wage rate multiplied by 2,080 hours. The annual base salary for part-time hourly-paid Participants shall be their hourly base wage rate multiplied by either their hours worked per week during the 52 week period which ends on their Termination Date or 2,080 hours, whichever is less.

                  "Cause" shall mean the termination of a Participant due to:

                           (i) the failure of the Participant to perform
                  substantially the Participant's duties with the Employer (other than any
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                  such failure resulting from incapacity due to physical or
                  mental illness), after a written demand for substantial performance is made upon the Participant by an officer of the Employer or the Participant's superior; or

                           (ii) (A) an indictment of the Participant for, or the
                  Participant's plea of guilty or nolo contendere to, a felony or (B) the willful engaging by a Participant in misconduct which is materially and demonstrably injurious to the Company or any Employer; or

                           (iii) the material breach by the Participant of any
                  agreement with the Company or any affiliate of the Company, including but not limited to, any confidentiality agreement.

                  "Change of Control" shall mean any of the following events:

                           (i) If any "person" (as that term is used in Sections
                  13(d) and 14(d) of the Exchange Act), other than Gregory G. Landry, Robert B. Stein Jr., or DM Associates Limited Partnership, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the Company's outstanding securities, which transaction occurs with the approval of the United States Bankruptcy Court for the Southern District of New York or other court having jurisdiction over the Company's chapter 11 bankruptcy case;

                           (ii) A merger, consolidation, reorganization, sale of
                  all or substantially all of the assets of the Company or similar transaction occurs with the approval of the United States Bankruptcy Court for the Southern District of New York or other court having jurisdiction over the Company's chapter 11 bankruptcy case; or

                           (iii) A tender offer is completed for 20% or more of
                  the voting securities of the Company then outstanding, which transaction occurs with the approval of the United States Bankruptcy Court for the Southern District of New York or other court having jurisdiction over the Company's chapter 11 bankruptcy case;

                           (iv) The Debtors consummate a plan of reorganization
                  under Chapter 11 of the Bankruptcy Code;

                           (v) The Debtors' bankruptcy cases are converted to
                  Chapter 7 of the Bankruptcy Code; or

                           (vi) The Debtors bankruptcy cases are dismissed.

                  "Directors" shall mean Employees who generally direct the efforts of a department, who generally have the word 'Director' in their job title, and who in most cases report to a Vice President, but shall not include individuals who are on the Company's Board of Directors. Directors include, but are not limited to, employees in those positions listed on Exhibit B, or the employees' successors.

                  "Disability" shall mean the Participant's absence from the full-time performance of the Participant's duties, (as they existed immediately prior to such absence) for 180 consecutive business days, when the Participant is disabled as a result of incapacity due to physical or mental illness or serious injury.
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                  "Effective Date" shall mean the date on which a Change of
                  Control occurs, provided that a Change of Control occurs prior to September 1, 2002; in the event that no Change of Control occurs prior to such date, then this Plan shall not become effective.

                  "Employee" shall mean any employee of any Employer, other than those employees who (A) are party to employment agreements with the Company or any Employer, (B) are regularly and customarily employed in store positions (e.g.: Customer Service Managers, General Managers, Co-Managers, QSR Managers, Assistant Customer Service Managers, Customer Service Associates, etc.), or (C) are employed in a temporary position.

                  "Employer" shall mean the Company or any subsidiary of the Company for which a Participant performs services or is employed thereby, as applicable to each Participant.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Exempt/Professional Employees" shall mean Employees who possess salaried positions but are not Vice Presidents, Directors, or Managers as listed in Exhibits A, B, and C, respectively, and who are not Non-Exempt Employees.

                  "Good Reason" shall mean the occurrence after a Change of Control of any of the following events or conditions which is not cured within thirty (30) days after the Company receives written notice from the Participant setting forth in reasonable detail the basis for the Participant's claim of Good Reason:

                           (i) any reduction in the Participant's Base Salary
                  from the Base Salary in effect immediately prior to the Change of Control;

                           (ii) any significant diminution in the Participant's
                  duties or responsibilities from those he or she held immediately prior to the Effective Date; and

                           (iii) the Participant is required to be based at a
                  location more than 50 miles from the location where the Participant was based and performed services immediately prior to the Effective Date or any substantial increase in the Participant's business related travel over the level of travel required of such Participant immediately prior to the Effective Date.

                  "Managers" shall mean Employees who generally manage personnel and/or a function and who are involved with the planning, execution, and maintenance of a department, who generally have the word 'Manager' in their job title, and who in most cases report to a Director. Managers include, but are not limited to, employees in those positions listed on Exhibit C, or the employees' successors.

                  "Non-Exempt Employees" shall mean Employees who possess hourly-paid positions.

                  "Retirement" shall mean a termination of employment by the Participant pursuant to late, normal or early retirement under a pension plan sponsored by the Company, as defined in such plan.
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                  "Termination Date" shall mean in the case of the Participant's death, his date of death, or in all other cases, the date specified in any notice of termination, letter of resignation, or similar document.

                  "Vice Presidents" shall mean Employees who generally are officers of the Company and who generally oversee the entire operation of a business unit, who generally have the words 'Vice President' in their job title, and who in most cases report to the Chief Executive Officer/President. Vice Presidents include, but are not limited to, employees in those positions listed on Exhibit A, or the employees' successors.

4. Compensation Upon Termination. The Participant shall be entitled to the severance benefits provided in this Section 4 hereof in the event the Participant's employment is terminated, within one year following a Change of Control, by an Employer without Cause or by the Participant for Good Reason. Notwithstanding the foregoing, the Participant shall not be entitled to severance benefits in the event of a termination of employment (i) by the Employer for Cause, (ii) by the Participant without Good Reason, (iii) on account of death, Disability or Retirement, or (iv) following the Participant's receipt of an offer of employment in a comparable position from any of (each of the following entities are defined as a "Successor") the other Debtors, the purchaser of any or all of the Debtors' assets, or the reorganized Debtors under a Plan of Reorganization; provided, however, that in the event of the occurrence of the event described in (iv) above occurs, if the Participant's employment is terminated by the Successor without Cause within one year following the Participant's employment by the Successor, then the Participant shall be entitled to severance under this Plan as if his or her employment was terminated by the Employer without Cause; provided, further, that any termination of employment which is coincident with or subsequent to a termination by the Employer without Cause or by the Participant for Good Reason will not prevent the Participant from receiving severance benefits hereunder (e.g., if a Participant terminates his employment for Good Reason, but simultaneously retires under a pension plan, such Participant shall be entitled to benefits under the Plan). Upon termination of the Participant's employment as provided above, each Participant shall be entitled to the following benefits:

                  (a) Severance. The Participants shall receive cash severance payments, payable in installments pursuant to the normal payroll practices of the Company, equal to the amounts listed in the following table; provided, however, that the minimum severance any Participant shall receive shall not be less than the minimum severance for their position (as listed below):

---------------------------------------------------------------------------------------------------------------
POSITION                           SEVERANCE FORMULA                                    MINIMUM
---------------------------------------------------------------------------------------------------------------
Non-Exempt Employees               1 week of Base Salary for each full or partial       8 weeks of Base Salary
                                   year of service
---------------------------------------------------------------------------------------------------------------
Exempt/Professional Employees      1 week of Base Salary for each full or partial       12 weeks of Base Salary
and Managers                       year of service
---------------------------------------------------------------------------------------------------------------
Directors                          1 week of Base Salary for each full or partial       26 weeks of Base Salary
                                   year of service
---------------------------------------------------------------------------------------------------------------
Vice Presidents                    1 week of Base Salary for each full or partial       52 weeks of Base Salary
                                   year of service
---------------------------------------------------------------------------------------------------------------

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In no event shall any Participant be entitled to receive more than 2 years of
Base Salary.

                  (b) Additional Payments. In addition to the severance payment in (a), above, the Participants shall receive additional payments, also payable in installments pursuant to the normal payroll practices of the Company, as follows:

                           (i) any accrued but unpaid Base Salary through the
                  Termination Date; and

                           (ii) an amount, if any, equal to any earned but
                  unused vacation pay, in each case, in full satisfaction of the Participant's rights thereto.

                  (c) Welfare Benefits. The Company and the Participant shall continue to make such contributions as were required to be paid by the Company and the Participant immediately prior to the Termination Date for, and the Participant shall continue to receive, medical and dental benefits for the Participant and the Participant's eligible dependents on the same basis as in effect prior to the Change of Control or the Participant's Termination Date, whichever is deemed to provide for more substantial benefits, for a period equal to the number of weeks the Participant is entitled to severance payments pursuant to subsection (a) above (the "Severance Period"); thereafter, the Participant may continue to be covered under the plans of the Employer providing such benefits at the Participant's expense at the applicable Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA") rate for the duration of the COBRA period which begins to run as of the Termination Date of the Participant; provided, however, in the event that the Participant commences comparable benefit coverage with a subsequent employer during the Severance Period, such Employer benefit coverage shall cease.

                  (d) Outplacement. The Company may, in its sole discretion, provide the Participant with outplacement services at a firm of the Company's choosing, so long as the costs of such services do not exceed 10% of the Participant's Base Salary.

                  (e) Withholding. Payments and benefits provided pursuant to this Section 4 shall be subject only to any applicable payroll and other taxes required to be withheld.

                  (f) No Mitigation. The Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment, other than is set forth in Section 4(g).

                  (g) Offset for Other Severance. In the event that the Participant is eligible for severance under any other plan or agreement of the Company or any Employer, then any cash severance amounts payable pursuant to this Plan shall be reduced by the amount of any cash severance payments payable under such other plan or agreement.

                  5. Notices. (a) Termination of the Participant by the Employer for any reason shall be made by delivery to the Participant a written notice specifying the basis for such termination ("Notice of Termination"). For the purposes of this Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service, or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the
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other, provided that all notices to the Company shall be directed to the attention of the Vice President, Human Resources with a copy to the Manager, Compensation and Employee Relations. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

                  6. Amendment and Termination. The Plan may not be amended and shall terminate on the first anniversary of the Effective Date; provided, however, that the termination of the Plan shall not alter or curtail the entitlements of a Participant accrued under the terms of this Plan by virtue of a termination of the Participant's employment prior to such termination and the Company shall continue to provide the benefits or payments to which a Participant had become entitled hereunder prior to the termination of this Plan; provided, further, that, in the event that a Change of Control has not occurred prior to September 1, 2002, then this Plan shall not become effective and shall be of no force and effect.

                  7. Non-exclusivity of Rights. Nothing in this Plan shall prevent or limit the Participant's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Participant may qualify, nor shall anything herein limit or reduce such rights as the Participant may have under any agreements with the Company or any of its subsidiaries (although any such severance benefits reduce the severance payable under this Plan). Amounts which are vested benefits or which the Participant is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Plan.

                  8. Joint and Several Liability. Each entity included in the definition of "Employer" and any successors or assigns shall be jointly and severally liable with the Company under this Plan.

                  9. Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to the conflict of law principles thereof. For purposes of jurisdiction and venue, the Company and each Employer hereby consents to jurisdiction and venue in any action, suit or proceeding in any court of competent jurisdiction in any state in which the Participant resides at the commencement of such action, suit of proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.

                  10. Successors and Assigns. This Plan shall be binding upon and shall inure to the benefit of the Participants and the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to maintain this Plan and to perform under this Plan to the same extent that the Company would be required to perform under the Plan if no such succession or assignment had taken place. The term "Company" as used herein shall include such successors and assigns.

                  11. Severability. The provisions of this Plan shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof.

                  IN WITNESS WHEREOF, this instrument has been executed on this ____ day of _______________, 2001.



                                       DAIRY MART CONVENIENCE STORES, INC.



                                       By:
                                          ------------------------------------
                                       Name:   Gregory G. Landry

                                       Title:  Chief Executive Officer/President